Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
SERIES F FIXED RATE NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
AMERICAN INTERNATIONAL GROUP, INC.
     American International Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board of Directors”) as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly held on April 17, 2009.
     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of serial preferred stock, par value $5.00 per share, of the Company, and hereby states the designation and number of shares, and fixes the voting and other powers, and the relative rights and preferences, and the qualifications, limitations and restrictions thereof, as follows:
Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock:
     Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of serial preferred stock of the Company a series of preferred stock designated as the “Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock” (the “Series F Preferred Stock”). The authorized number of shares of the Series F Preferred Stock shall be 300,000. Such number of shares may be decreased by resolution of the Board of Directors, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of shares of the Series F Preferred Stock to a number less than the number of shares then outstanding.
     Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.
     Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:
     (a) “Common Stock” means the common stock, par value $2.50 per share, of the Company.
     (b) “Convertible Preferred Stock” means the Series C Perpetual, Convertible, Participating Preferred Stock of the Company. The Convertible Preferred Stock shall be Parity

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Stock; provided that the Convertible Preferred Stock shall be Junior Stock following the effectiveness of an amendment to the Charter to allow the Series F Preferred Stock and any other series of preferred stock of the Company issued to the United States Department of the Treasury to rank senior to the Convertible Preferred Stock as to dividend rights and/or rights upon the liquidation, dissolution and winding up of the Company (the “Amendment”).
     (c) “Dividend Payment Date” means February 1, May 1, August 1 and November 1 of each year.
     (d) “Junior Stock” means the Common Stock, the Convertible Preferred Stock (following the Amendment) and any class or series of stock of the Company (i) initially issued to any person other than the United States Department of the Treasury or (ii) initially issued to the United States Department of the Treasury and the terms of which expressly provide that it ranks junior to the Series F Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company.
     (e) “Liquidation Amount” shall initially mean $0 per share of the Series F Preferred Stock outstanding on April 17, 2009 and shall be increased each time a Drawdown Amount (as defined in the Series F Preferred Stock Purchase Agreement) is paid to the Company by an amount per share equal to the Drawdown Amount so paid to the Company divided by the number of shares of Series F Preferred Stock outstanding at the time of such payment, and such increase per share shall be duly reflected in the Schedule of Increases of the Series F Preferred Stock Liquidation Preference attached to the Series F Preferred Share Certificate (as defined in the Standard Provisions in Annex A attached hereto).
     (f) “Parity Stock” means the Convertible Preferred Stock (before the Amendment), the Series E Preferred Stock and any class or series of stock of the Company (other than the Series F Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to the Series F Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
     (g) “Series E Preferred Stock” means the Series E Fixed Rate Non-Cumulative Perpetual Preferred Stock of the Company.
     (h) “Signing Date” means April 17, 2009.
     Part. 4. Certain Voting Matters. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series F Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the holders of shares of the Series F Preferred Stock and any Voting Parity Stock are entitled to vote or consent together as a class shall be determined by the Company by reference to the specified liquidation amount of the shares of the Series F Preferred Stock voted or with respect to which a consent has been received as if the Company were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent. For purposes of determining the voting rights of the holders of the Series F Preferred Stock under Section 7 of the Standard Provisions forming part of this Certificate of Designations, each holder will be entitled to one

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vote for each $10,000 of liquidation preference to which such holder’s shares are entitled; provided that notwithstanding the foregoing in no event shall a holder be entitled to less than one vote per share of Series F Preferred Stock issued to such holder.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed on its behalf by its Vice Chairman and attested by its Secretary this 17th day of April, 2009.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Anastasia D. Kelly
	Name:	Anastasia D. Kelly
	Title:	Vice Chairman

ATTEST:

/s/ Kathleen E. Shannon Name: Kathleen E. Shannon
Title: Secretary

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ANNEX A
STANDARD PROVISIONS
     Section 1. General Matters. Each share of the Series F Preferred Stock shall be identical in all respects to every other share of the Series F Preferred Stock. The Series F Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Series F Preferred Stock (a) shall rank senior to the Junior Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company and (b) shall be of equal rank with Parity Stock as to the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company.
     Section 2. Standard Definitions. As used herein with respect to the Series F Preferred Stock:
     (a) “Applicable Dividend Rate” means 10% per annum.
     (b) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
     (c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
     (d) “Bylaws” means the bylaws of the Company, as they may be amended from time to time.
     (e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Series F Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
     (f) “Charter” means the Company’s Restated Certificate of Incorporation, as amended.
     (g) “Dividend Period” has the meaning set forth in Section 3(a).
     (h) “Dividend Record Date” has the meaning set forth in Section 3(a).
     (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (j) “Original Issue Date” means the date on which shares of the Series F Preferred Stock are first issued.
     (k) “Preferred Director” has the meaning set forth in Section 7(b).

     (l) “Preferred Stock” means any and all series of serial preferred stock of the Company, including the Series F Preferred Stock.
     (m) “Series D Preferred Stock” means the Series D Fixed Rate Cumulative Perpetual Preferred Stock of the Company.
     (n) “Series F Preferred Stock Purchase Agreement” means the Securities Purchase Agreement, dated April 17, 2009, between the Company and the UST, as it may be amended or modified from time to time.
     (o) “Share Dilution Amount” has the meaning set forth in Section 3(b).
     (p) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Series F Preferred Stock.
     (q) “Termination Date” has the meaning set forth in the Series F Preferred Stock Purchase Agreement.
     (r) “Transfer Agent” has the meaning set forth in Section 13.
     (s) “Trust” means the AIG Credit Facility Trust.
     (t) “UST” means the United States Department of the Treasury.
     (u) “Voting Parity Stock” means, with regard to any matter as to which the holders of the Series F Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
     Section 3. Dividends.
     (a) Rate. Holders of the Series F Preferred Stock shall be entitled to receive, on each share of the Series F Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on the applicable Liquidation Amount per share of the Series F Preferred Stock. Such dividends shall be payable quarterly in arrears, but only if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends shall be payable nor shall interest accrue on the amount payable as a result of that postponement. The period from and including any Dividend Record Date to, but excluding, the next Dividend Record Date is a “Dividend Period” (it being understood that the Dividend Period will commence on the immediately preceding Dividend Record Date relating to the immediately preceding Dividend Payment Date or, if no dividend has been paid for the prior

Dividend Period, the 15th calendar day immediately prior to the immediately preceding Dividend Payment Date); provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Record Date.
     Dividends that are payable on Series F Preferred Stock in respect of any Dividend Period shall be computed on a daily basis on the Liquidation Amount that is in effect on such day on the basis of a 360-day year consisting of twelve 30-day months, at a rate per annum equal to the Applicable Dividend Rate.
     Dividends that are payable on Series F Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series F Preferred Stock as they appear on the stock register of the Company on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
     Dividends on the Series F Preferred Stock shall not be cumulative. Holders of Series F Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors or any duly authorized committee of the Board of Directors, and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. If the Board of Directors does not declare a dividend on the Series F Preferred Stock to be payable in respect of any Dividend Period before the related Dividend Payment Date, such dividend will not accrue and the Company will have no obligation to pay a dividend for that Dividend Period on the Dividend Payment Date or at any future time, whether or not dividends on the Series F Preferred Stock are declared for any future Dividend Period. Holders of the Series F Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series F Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
     (b) Priority of Dividends. So long as any share of the Series F Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries unless dividends for the latest completed Dividend Period on all outstanding shares of the Series F Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of the Series F Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) a dividend payable on any Junior Stock in shares of any other Junior Stock, or to the acquisition of shares of any Junior Stock in exchange for, or through application of the proceeds of the sale of, shares of any other Junior Stock; (ii) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iv) the acquisition by the Company or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; (v) the conversion of the Convertible Preferred Stock into Common Stock; (vi) the exchange or conversion of Junior Stock (other than the Convertible Preferred Stock) for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock; and (vii) any purchase, redemption or other acquisition with the written consent of the UST. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Company’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full on shares of the Series F Preferred Stock and any shares of Parity Stock, all dividends declared on the Series F Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all declared but unpaid dividends per share on the shares of the Series F Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Company will provide written notice to the holders of the Series F Preferred Stock prior to such Dividend Payment Date.
     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Series F Preferred Stock shall not be entitled to participate in any such dividends.
     Section 4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series F Preferred Stock and any shares of Preferred Stock ranking on a parity therewith as to liquidation shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof, which in the case of the Series F Preferred Stock shall be the Liquidation Amount, plus an amount equal to all dividends, if any, that have been declared but not paid prior to such distribution or payment date (but without any accumulation in respect of dividends that have not been declared prior to such distribution or payment date). If such payment shall have been made in full to the holders of the Series F Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation, the remaining assets and funds of the Company shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Company, the amounts so payable are not paid in full to the holders of all outstanding shares of the Series F Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation, the holders of the Series F Preferred Stock and any series of Preferred Stock ranking on a parity therewith as to liquidation shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Company, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Company within the meaning of the foregoing provisions of this Section 4.
     Section 5. Redemption.
     (a) Optional Redemption. Except as provided in this Section 5(a), the Series F Preferred Stock shall not be redeemable. At any time that (i) the Trust (or any successor entity established for the sole benefit of the United States Treasury) “beneficially owns” less than 30% of the aggregate voting power of the Company’s voting securities and (ii) no holder of the Series F Preferred Stock controls the Company, the Company may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of the Series F Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, the Series F Preferred Stock in whole or in part at a redemption price per share equal to 100% of its Liquidation Amount, plus, for purposes of the redemption price only and except as set forth in the last sentence of the next paragraph, an amount equal to all declared but unpaid dividends for the then current Dividend Period to such redemption date (regardless of whether any dividends are actually declared for that Dividend Period). “Control” for purposes of this Section 5(a) means the power to direct the management and policies of the Company, directly or indirectly, whether through the ownership of voting securities, by contract, by the power to control the Board of Directors or otherwise. “Beneficially owns” for purposes of this Section 5(a) is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended to the Signing Date. For the avoidance of doubt, while there is Board of Directors control (or the potential to gain Board of Directors control as a result of existing contractual rights) by any holder of the Series F Preferred Stock, the Company may not redeem any of the Series F Preferred Stock.

     The redemption price for any shares of the Series F Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Company or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
     (b) No Sinking Fund. The Series F Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series F Preferred Stock will have no right to require redemption or repurchase of any shares of the Series F Preferred Stock.
     (c) Notice of Redemption. Notice of every redemption of shares of the Series F Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection (c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series F Preferred Stock. Notwithstanding the foregoing, if shares of the Series F Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of the Series F Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series F Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, but failure duly to give such notice to any holder of shares of the Series F Preferred Stock designated for redemption or any defect in such notice shall not affect the validity of the proceedings for the redemption of any other shares of the Series F Preferred Stock.
     (d) Partial Redemption. In case of any redemption of part of the shares of the Series F Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of the Series F Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed at any time, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof; provided that at any time after the Termination Date, each holder may elect, upon surrender of a certificate representing any unredeemed shares of Series F Preferred Stock, to have the Company deliver or cause to be delivered to such holder a notice that shares of Series F Preferred Stock equal in number to the unredeemed shares of Series F Preferred Stock represented by the certificate so surrendered have been registered on the books and records of the Company.
     (e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate (if the shares of Series F Preferred Stock are not in book-entry form) for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.
     (f) Status of Redeemed Shares. Shares of the Series F Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company shall revert to authorized but unissued shares of the Series F Preferred Stock (provided that any such cancelled shares of the Series F Preferred Stock may be reissued only as shares of any series of the Preferred Stock other than the Series F Preferred Stock).
     Section 6. Conversion. Holders of the Series F Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
     Section 7. Voting Rights.
     (a) General. The holders of the Series F Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
     (b) Series F Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of the Series F Preferred Stock have not been paid for an aggregate of four quarterly Dividend Periods or more, whether or not consecutive (including for this purpose the period during which the Series D Preferred Stock was outstanding), the authorized number of directors of the Company shall automatically be increased to accommodate the number of the Preferred Directors specified below and the holders of the Series F Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect the greater of two directors and a number of directors (rounded upward) equal to 20% of the total number of directors of the Company after giving effect to such election (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Company’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until dividends payable on all outstanding shares of the Series F Preferred Stock have been declared and paid in full for four consecutive quarterly Dividend Periods, at which time such right shall terminate with respect to the Series F Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent payment failure of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Company may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of the Series F Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of the Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the shares of the Series F Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
     (c) Class Voting Rights as to Particular Matters. So long as any shares of the Series F Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of the Series F Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (i) Authorization of Senior or Pari Passu Stock . Any amendment or alteration of the Certificate of Designations for the Series F Preferred Stock or the Charter (including any amendment to the Charter effectuated by a Certificate of Designations) to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to or pari passu with the Series F Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company (the “Senior or Pari Passu Securities”); provided, however, that the voting rights provided in this Section 7(c)(i) shall not apply to any amendment or alteration of the Charter (including any amendment to the Charter effectuated by a Certificate of Designations) to authorize or create or increase the authorized amount of, or any issuance of, any Senior or Pari Passu Securities initially issued to the UST;
     (ii) Amendment of the Series F Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series F Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series F Preferred Stock; or
     (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series F Preferred Stock, or of a merger or consolidation of the Company with or into another corporation or other entity, unless in each case (x) the shares of the Series F Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series F Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of the Series F Preferred Stock necessary to satisfy preemptive or similar rights granted by the Company to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of the Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of the Preferred Stock, ranking pari passu with (if such securities are issued to the UST) or junior to the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Company will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series F Preferred Stock.
     (d) Changes after Provision for Redemption. No vote or consent of the holders of the Series F Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series F Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
     (e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of the Series F Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series F Preferred Stock is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Company and the Transfer Agent may deem and treat the record holder of any share of the Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.
     Section 9. Notices. All notices or communications in respect of the Series F Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of the Series F Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series F Preferred Stock in any manner permitted by such facility.
     Section 10. No Preemptive Rights. No holder of the Series F Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
     Section 11. Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Company.
     Section 12. Form.
     (a) The Series F Preferred Stock shall be initially issued in the form of one or more certificates in definitive, fully registered form with, until such time as otherwise determined by the Company, the restricted shares legend (the “Restricted Shares Legend”), as set forth on the form of the Series F Preferred Stock attached hereto as Exhibit A (each, a “Series F Preferred Share Certificate”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series F Preferred Share Certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).
     (b) An Officer shall sign the Series F Preferred Share Certificate for the Company, in accordance with the Company’s Bylaws and applicable law, by manual or facsimile signature. “Officer” means the Chairman, any Vice President, the Treasurer or the Secretary of the Company.
     (c) If an Officer whose signature is on a Series F Preferred Share Certificate no longer holds that office at the time of the issuance of such Series F Preferred Share Certificate, such Series F Preferred Share Certificate shall be valid nevertheless.

     (d) A Series F Preferred Share Certificate shall not be valid or obligatory until an authorized signatory of the Transfer Agent manually countersigns the Series F Preferred Share Certificate. The signature shall be conclusive evidence that such Series F Preferred Share Certificate has been authenticated under this Certificate of Designations. Each Series F Preferred Share Certificate shall be dated the date of its authentication.
     Other than upon original issuance, all transfers and exchanges of the Series F Preferred Stock shall be made by direct registration on the books and records of the Company.
     Section 13. Transfer Agent And Registrar. The duly appointed Transfer Agent and Registrar for the Series F Preferred Stock shall be Wells Fargo Bank, N.A. (the “Transfer Agent”). The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal; provided further that such successor transfer agent shall be the Transfer Agent for purposes of this Certificate of Designations and the Series F Preferred Stock Purchase Agreement.
     Section 14. Other Rights. The shares of the Series F Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

EXHIBIT A
FORM OF SERIES F FIXED RATE NON-CUMULATIVE
PERPETUAL PREFERRED STOCK
($0 INITIAL LIQUIDATION PREFERENCE)

NUMBER	SHARES
[ ]	[ ]

CUSIP [ ]
AMERICAN INTERNATIONAL GROUP, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
THIS CERTIFICATE IS TRANSFERABLE
IN THE CITY OF SOUTH ST. PAUL, MINNESOTA
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF (A) AT ANY TIME ON OR PRIOR TO THE TERMINATION DATE AND (B) AT ANY TIME AFTER THE TERMINATION DATE EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR SUCH LAWS. EACH PURCHASER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. ANY TRANSFEREE OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (2) AGREES THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THE SECURITIES REPRESENTED BY THIS INSTRUMENT EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT WHICH IS THEN EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO THE ISSUER OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

     This is to certify that the UNITED STATES DEPARTMENT OF THE TREASURY is the owner of THREE HUNDRED THOUSAND (300,000) fully paid and non-assessable shares of Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock, $5.00 par value, initial liquidation preference $0 per share (the “Stock”), of the American International Group, Inc. (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations for the Stock dated April 17, 2009.
     This certificate is not valid or obligatory for any purpose unless countersigned and registered by the Transfer Agent and Registrar.
     Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.
Dated: April 17, 2009

Name:	Name:
Title:	Title:

Countersigned and Registered , as Transfer Agent and Registrar
By:
Authorized Signature

AMERICAN INTERNATIONAL GROUP, INC.
     AMERICAN INTERNATIONAL GROUP, INC. (the “Company”) will furnish, without charge to each stockholder who so requests, a copy of the certificate of designations establishing the powers, preferences and relative, participating, optional or other special rights of each class of stock of the Company or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights applicable to each class of stock of the Company or series thereof. Such information may be obtained by a request in writing to the Secretary of the Company at its principal place of business.
     This certificate and the share or shares represented hereby are issued and shall be held subject to all of the provisions of the Company’s Restated Certificate of Incorporation, as amended, and the Certificate of Designations of the Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock (Initial Liquidation Preference $0 per share) (copies of which are on file with the Transfer Agent), to all of which the holder, by acceptance hereof, assents.
     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT-		Custodian
TEN ENT	-	as tenants by the entireties		(Minor)		(Cust)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act (State)
Additional abbreviations may also be used though not in the above list.

     For value received,                                          hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER
     IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

shares

of the capital stock represented by the within certificate, and do(es) hereby irrevocably constitute and appoint                                         , Attorney to transfer the said stock on the books of the within named Company with full power of substitution in the premises.

Dated

Signature

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration or enlargement or any change whatever.
SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

SCHEDULE OF INCREASES
OF THE SERIES F PREFERRED STOCK LIQUIDATION PREFERENCE
     The following increases to the liquidation preference of the Series F Preferred Stock have been made:

Aggregate liquidation
	Amount of increase in	preference following	Liquidation	Signature of
Date of increase	liquidation preference	such increase	preference per share	authorized signatory